Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 is a part, of the report dated April 24, 2009 relative to the financial statements of Solar Funding Solutions Corporation, a development stage company, as of December 31, 2008 and 2007 and for each of the two years then ended and from the date of inception, January 2, 2007 through December 31, 2008.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

April 24, 2009